Exhibit 99.1

STRAWBERRY FIELDS REIT ANNOUNCES THIRD QUARTER 2025 OPERATING RESULTS

South Bend, IN. November 6, 2025 (GLOBENEWSWIRE) –Strawberry Fields REIT, Inc. (NYSE AMERICAN: STRW) (the “Company”) reported today its operating results for the quarter ended September 30, 2025.

FINANCIAL HIGHLIGHTS

●	100% of contractual rents collected.

●	On July 1, 2025, the Company completed the acquisition of nine skilled nursing facilities, comprised of 686 beds, located in Missouri. The acquisition was for $59,000,000 and the Company funded the acquisition utilizing working capital. Eight of the facilities were leased to the Tide Group and were added to their existing master lease that the Company entered into in August 2024. This acquisition increased Tide Group’s annual rents by $5.5 million and subject to 3% annual rent increases. The ninth facility was leased to an affiliate of Reliant Care Group L.L.C. The facility was added to the master lease the Company assumed in December 2024 and increased Reliant Care Group’s annual rents by $0.6 million and subject to 3% annual rent increases.

●	On August 5, 2025, the Company completed the acquisition for a skilled nursing facility with 80 licensed beds near McLoud, Oklahoma. The acquisition was for $4.25 million. The Company funded the acquisition utilizing working capital. The initial annual base rents are $0.4 million dollars and subject to 3% annual rent increases.

●	On August 29, 2025, the Company completed the acquisition for a healthcare facility comprised of 108 skilled nursing beds and 16 assisted living beds near Poplar Bluff, Missouri. The acquisition was for $5.3 million. The Company funded the acquisition utilizing working capital. The facility was added to the tenant’s existing master lease and the initial annual base rents are $0.5 million dollars and subject to 3% annual rent increases.

●	For the quarters ended September 30, 2025, and September 30, 2024:

●	FFO was $20.7 million and $15.2 million, respectively.
●	AFFO was $18.1 million and $14.3 million, respectively.
●	Net income was $8.9 million and $6.9 million, respectively.
●	Rental income received was $39.7 million and $29.5 million, respectively.

●	For the nine months ended September 30, 2025, and September 30, 2024:

●	FFO was $58.9 million and $44.6 million, respectively.
●	AFFO was $53.4 million and $41.6 million, respectively.
●	Net income was $24.5 million and $19.9 million, respectively.
●	Rental income received was $114.9 million and $86.6 million, respectively.

●	AFFO per share of $0.96 and $0.33 for the nine and three months ended September 30, 2025 respectively.

●	FFO per share of $1.06 and $0.37 for the nine and three months ended September 30, 2025 respectively.

Moishe Gubin, the Company’s Chairman & CEO, noted: “2025 has been the strongest year for the Company to date. Between multiple large acquisitions, coupled with lease renewals, the Company’s AFFO CAGR has continued to be in excess of 13%. As we near year-end, I anticipate the Company being able to maintain this momentum and close the year strong.

Mr. Gubin continued to say “While the stock price has increased since we reported earnings and raised the dividend last quarter. I hope these strong earnings continue to catch the eye of our existing and prospective shareholders and the price continues to grow to bring us more in-line with our peers.

Q3 2025 Quarterly Results of Operations:

Three Months Ended September 30, 2025 Compared to Three Months Ended September 30, 2024:

Rental revenues: Total rental revenues increased $10.3 million or 35% primarily due to higher income generated from the net acquisition of 27 additional properties compared to September 2024 and the commencement of a new master lease in Kentucky following its re-tenanting.

Depreciation and amortization: Depreciation and amortization increased by $3.5 million or 42% primarily due to the acquisition of new properties and lease rights compared to September 30, 2024. This was partially offset by reduced depreciation from fully depreciated assets and the disposition of one property.

Property and other taxes: Property and other taxes increased by $0.3 million due to higher pass-through costs for property tax expenses resulting from the acquisition of new facilities.

Interest expense, net: Interest expense increased by $4.4 million or 51% primarily due to additional interest incurred from a new commercial bank loan, the issuance of Series A and Series B Bond issuances.

Net income: Net income increased from $6.9 million during the third quarter of 2024, to $8.8 million int the third quarter of 2025 driven by property acquisitions compared to the third quarter of 2024 and higher rental income from a new Kentucky master lease, partially offset by increased depreciation and amortization expenses, an increase in interest expense higher property tax pass through expenses.

Nine Months Ended September 30, 2025 Compared to Nine Months Ended September 30, 2024:

Rental revenues: Total rental revenues increased by $28.3 million or 33%, primarily due to the net acquisition of 27 properties and the renegotiation of certain master leases, including the Kentucky Master Lease.

Depreciation and amortization: Depreciation and amortization increased by $9.7 million or 39% is driven by the acquisition of new properties and lease rights, partially offset by reduced depreciation from fully depreciated assets and the disposition of one property.

General and administrative: General and administrative expenses increased by $0.5 million, primarily due to higher professional fees, partially offset by lower legal fees and insurance costs.

Property and other taxes: Property and other taxes increased by $0.6 million mostly due to higher pass-through costs for property tax expenses associated with recent acquisitions.

Interest expense, net: Interest expense, net, increased by $13.0 million or 54% primarily due to additional interest incurred on a commercial bank loan, Series A and B Bond issuances, and incremental sales of existing bond series since the third quarter of 2024.

Net income: Net income increased to $24.5 million in 2025, primarily driven by higher rental income from property acquisitions and lease re-tenanting compared to the third quarter of 2024, partially offset by increased interest expenses, higher depreciation and amortization expenses, an increase in general and administrative expenses as well as higher property tax pass through expenses.

Safe Harbor Statement

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding: future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to: (i) the COVID-19 pandemic and the measures taken to prevent its spread and the related impact on our business or the businesses of our tenants; (ii) the ability and willingness of our tenants to meet and/or perform their obligations under the triple-net leases we have entered into with them, including, without limitation, their respective obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities; (iii) the ability of our tenants to comply with applicable laws, rules and regulations in the operation of the properties we lease to them; (iv) the ability and willingness of our tenants to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant, as well as any obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant; (v) the availability of and the ability to identify (a) tenants who meet our credit and operating standards, and (b) suitable acquisition opportunities, and the ability to acquire and lease the respective properties to such tenants on favorable terms; (vi) the ability to generate sufficient cash flows to service our outstanding indebtedness; (vii) access to debt and equity capital markets; (viii) fluctuating interest rates; (ix) the ability to retain our key management personnel; (x) the ability to maintain our status as a real estate investment trust (“REIT”); (xi) changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs; (xii) other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and (xiii) any additional factors included under “Risk Factors” in our Form S-3/A filed with the SEC on July 25, 2024, including in the section entitled “Risk Factors” in Item 1A of Part I of such report, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

Forward-looking statements speak only as of the date of this press release. Except in the normal course of our public disclosure obligations, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

Non-GAAP Financial Measures

Reconciliations, definitions and important discussions regarding the usefulness and limitations of the Non-GAAP Financial Measures used in this release can be found below.

About Strawberry Fields REIT

Strawberry Fields REIT, Inc., is a self-administered real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing and certain other healthcare-related properties. The Company’s portfolio includes 142 healthcare facilities with an aggregate of 15,500+ beds, located throughout the states of Arkansas, Illinois, Indiana, Kansas, Kentucky, Missouri, Ohio, Oklahoma, Tennessee and Texas. The 142 healthcare facilities comprise 130 skilled nursing facilities, 10 assisted living facilities, and two long-term acute care hospitals.

Investor Relations:

Strawberry Fields REIT, Inc.

IR@sfreit.com

+1 (773) 747-4100 x422

Funds From Operations (“FFO”)

The Company believes that funds from operations (“FFO”), as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), and adjusted funds from operations (“AFFO”) are important non-GAAP supplemental measures of our operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization. AFFO is defined as FFO excluding the impact of straight-line rent, above-/below-market leases, non-cash compensation and certain non-recurring items. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and makes comparisons of operating results among REITs more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare our operating performance between periods or as compared to other companies.

While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to our real estate assets nor do they purport to be indicative of cash available to fund our future cash requirements. Further, our computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than we do.

The following table reconciles our calculations of FFO and AFFO for the nine and three months ended September 30, 2025 and 2024, to net income the most directly comparable GAAP financial measure, for the same periods:

FFO and AFFO

	Nine Months Ended September 30,		Three Months Ended September 30,
	2025	2024	2025	2024
(dollars in $1,000s)
Net income	$24,526	$19,933	$8,873	$6,901
Loss from real estate disposition	12	-	12	-
Depreciation and amortization	34,404	24,666	11,810	8,341
Funds from Operations	58,942	44,599	20,695	15,242
FFO per weighted average common share and OP units	1.06	0.87	0.37	0.29
Adjustments to FFO:
Straight-line rent	(5,589)	(3,001)	(2,567)	(967)
Funds from Operations, as adjusted	$53,353	$41,598	$18,128	$14,275
Adjusted FFO per weighted average common share and OP units	0.96	0.81	0.33	0.28